Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 21, 2019, with respect to the consolidated financial statements of Histogenics Corporation contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our names as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Hartford, Connecticut

August 2, 2019